Exhibit 99.1

OTTAWA BANCORP, INC.

Announces Third Quarter 2019 Results

Ottawa, Illinois – November 1, 2019 - Ottawa Bancorp, Inc. (the “Company”) (Nasdaq CM: OTTW), the holding company for Ottawa Savings Bank, FSB (the “Bank”), announced net income of $0.5 million, or $0.18 per basic and diluted common share for the three months ended September 30, 2019, compared to net income of $0.6 million, or $0.18 per basic and diluted common share for the three months ended September 30, 2018. For the nine months ended September 30, 2019, the bank announced net income of $1.38 million, or $0.44 per basic and diluted common share, compared to net income of $1.43 million, or $0.44 per basic and diluted common share for the nine months ended September 30, 2018. During the third quarter of 2019, the Company experienced an increase in loan originations and a slight increase in non-performing loans.   Non-performing loans increased from $1.5 million at December 31, 2018 to $2.0 million at September 30, 2019, which caused the ratio of non-performing loans to gross loans to increase from 0.63% at December 31, 2018 to 0.80% at September 30, 2019. Additionally, through September 30, 2019, the Company has repurchased a total of 327,089 shares of its common stock at an average price of $13.96 per share as part of the stock repurchase program approved on November 7, 2018 and its previous stock repurchase program that expired in November, 2018.

Comparison of Results of Operations for the Three Months Ended September 30, 2019 and September 30, 2018

Net income for the three months ended September 30, 2019 was $544,916 compared to net income of $590,143 for the three months ended September 30, 2018. The decrease in net income of $45,227 or 7.7%, was primarily attributed to a $47,594 decrease in net interest income after provision for loan losses and an increase in total other expenses of $332,101, which were partially offset by an increase in total other income of $321,013 and a decrease in tax expense of $13,455.

Net interest income decreased by $0.01 million, or 0.4%, to $2.29 million for the three months ended September 30, 2019, from $2.30 million for the three months ended September 30, 2018. Interest and dividend income increased $0.3 million, or 11.9%, primarily due to an increase in the average balances of interest-earning assets of $27.6 million. The increase in net interest income was partially offset by an increase in interest expense as the average cost of funds increased 47 basis points to 1.44% for the three months ended September 30, 2019. The net interest margin decreased 36 basis points during the three months ended September 30, 2019 to 3.25% from 3.61%.

The Company recorded a provision for loan losses of $0.1 million for the three-month periods ended September 30, 2019 and 2018. The allowance for loan losses was $2.8 million, or 1.13% of total gross loans at September 30, 2019 compared to $2.6 million, or 1.14% of gross loans at September 30, 2018. Net recoveries during the third quarter of 2019 were $(22) thousand compared to net charge-offs of $17 thousand during the third quarter of 2018. General reserves were higher at September 30, 2019, when compared to September 30, 2018, primarily due to the balances in most loan categories increasing during the twelve months ended September 30, 2019. This increase in the allowance due to loan growth was partially offset by improvements in historical loss levels. Although non-performing loans increased, the necessary reserves on non-performing loans as of September 30, 2019 were approximately $140,000 lower than they were as of September 30, 2018 due to the transfer of one non-performing loan to Foreclosed Real Estate, the charge-off of the specific reserve for another non-performing loan and an improvement in the payment status of several other non-performing loans.

Total other income increased $0.4 million to $1.0 million for the three months ended September 30, 2019, as compared to $0.6 million for the three months ended September 30, 2018. The increase was primarily due to an increase in gains on the sale of loans, an increase in origination of mortgage servicing rights, an increase in loan origination and servicing income and an increase in other income. These increases were partially offset by a decrease in gain on sale of foreclosed real estate.

Total other expense increased $0.3 million, or 15.9%, to $2.4 million for the three months ended September 30, 2019, as compared to $2.1 million for the three months ended September 30, 2018.  The increase was primarily due to greater costs in the salaries and employee benefits category due to the addition of a commercial lender and a senior credit analyst. Most expense categories are higher for the 2019 period than in 2018.

The Company recorded income tax expense of $0.2 million for both of the three-month periods ended September 30, 2019 and 2018.

Comparison of Results of Operations for the Nine Months Ended September 30, 2019 and September 30, 2018

Net income was $1.38 million for the nine-month period ended September 30, 2019 which is a $0.05 million decrease from $1.43 million for the nine-month period ended September 30, 2018. The decrease in net income was primarily the result of total other expense and tax expense increasing more than the increase in total other income and net interest income after provision for loan losses.

Net interest income increased by $0.24 million, or 3.5%, to $7.05 million for the nine months ended September 30, 2019, from $6.81 million for the nine months ended September 30, 2018. Interest and dividend income increased $1.2 million, or 14.4%, primarily due to an increase in the average balances of interest-earning assets of $24.0 million. The increase in interest and dividend income was partially offset by an increase in interest expense as the average cost of funds increased 46 basis points to 1.34% for the nine months ended September 30, 2019. The net interest margin decreased 20 basis points, or 5.51% during the nine months ended September 30, 2019 to 3.43% from 3.63% for the nine months ended September 30, 2018.

The Company recorded a provision for loan losses of $0.4 million for both of the nine-month periods ended September 30, 2019 and 2018. The allowance for loan losses was $2.8 million, or 1.13% of total gross loans at September 30, 2019 compared to $2.5 million, or 1.14% of gross loans at September 30, 2018. Net charge-offs during the first nine months of both 2019 and 2018 were $0.3 million. General reserves were higher at September 30, 2019, when compared to September 30, 2018, primarily due to the balances in all loan categories increasing during the twelve months ended September 30, 2019. This increase in the allowance due to loan growth was partially offset by improvements in historical loss levels. Although non-performing loans increased, the necessary reserves on non-performing loans as of September 30, 2019 were approximately $140,000 lower than they were as of September 30, 2018 due to the transfer of one non-performing loan to Foreclosed Real Estate, the charge-off of the specific reserve for another non-performing loan and an improvement in the payment status of several other non-performing loans.

Total other income increased slightly to $1.9 million for the nine months ended September 30, 2019, as compared to $1.7 million for the nine months ended September 30, 2018. The increase was primarily due to an increase in gains on sale of loans, an increase in the origination of mortgage servicing rights, an increase in loan origination and servicing income and an increase in other income. These increases were partially offset by a decrease in customer service fees and a decrease in gain on sale of foreclosed real estate.

Total other expense increased $0.4 million, or 6.5%, to $6.6 million for the nine months ended September 30, 2019, as compared to $6.2 million for the nine months ended September 30, 2018.  The increase was primarily due to higher salaries and employee benefits, legal and professional fees and data processing costs. These increases were offset in reductions in loan expense and other expense.

The Company recorded income tax expense of approximately $0.5 million for both of the nine-month periods ended September 30, 2019 and 2018.

Comparison of Financial Condition at September 30, 2019 and December 31, 2018

Total consolidated assets as of September 30, 2019 were $304.2 million, an increase of $11.4 million, or 3.9%, from $292.8 million at December 31, 2018.  The increase was primarily due to an increase of $7.3 million in the net loan portfolio, an increase in time deposits of $3.5 million, increases in cash and cash equivalents of $2.3 million, an increase in loans held for sale of $1.6 million, and an increase in Foreclosed Real Estate of $0.2 million. These increases were partially offset by a decrease in federal funds sold of $1.7 million, a decrease in securities available for sale of $1.4 million and an overall $0.4 million decrease in the remaining other asset categories.

Cash and cash equivalents increased $2.3 million, or 27.4%, to $10.7 million at September 30, 2019 from $8.4 million at December 31, 2018. The increase in cash and cash equivalents was primarily a result of cash provided by financing activities of $9.9 million and cash provided by operating activities of $0.1 million exceeding cash used in investing activities of $7.7 million.

Securities available for sale decreased $1.4 million, or 5.5%, to $24.1 million at September 30, 2019 from $25.5 million at December 31, 2018, as paydowns, calls, and maturities exceeded new securities purchases.

Net loans increased by $7.3 million, or 3.1%, to $243.2 million at September 30, 2019 compared to $235.9 million at December 31, 2018 primarily as a result of a $7.3 million increase in one-to-four family loans, a $6.8 million increase in commercial loans and a $4.1 million increase in consumer direct loans. The increases were off set by decreases of $5.1 million in non-residential real estate loans and $5.8 million in purchased auto loans.

Total deposits increased $16.4 million, or 7.3%, to $239.8 million at September 30, 2019 from $223.4 million at December 31, 2018. For the period ended September 30, 2019, checking accounts increased by $5.5 million and certificates of deposit increased by $14.5 million as compared to December 31, 2018. The increases were offset by a decrease in non-interest bearing checking accounts of $0.3 million, a decrease in savings accounts of $0.1 million and a decrease in money market accounts of $3.2 million as compared to December 31, 2018.

FHLB advances decreased $2.0 million, or 16.5% to $10.1 million at September 30, 2019 compared to $12.1 million at December 31, 2018. The decrease was related to the maturing of several advances with short term maturities that had been used to fund loan growth during the second quarter of 2019.

Stockholders’ equity decreased $2.5 million, or 4.7% to $50.3 million at September 30, 2019 from $52.8 million at December 31, 2018. The decrease reflects $2.7 million used to repurchase and cancel 190,868 outstanding shares of Company common stock and $1.8 million in cash dividends. The decreases were partially offset by an increase of $0.4 million in other comprehensive income due to an increase in the fair value of securities available for sale, net income of $1.4 million for the nine months ended September 30, 2019 and proceeds from stock options exercised.

About Ottawa Bancorp, Inc.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificates of deposit, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. Ottawa Savings Bank, FSB was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Ottawa Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Balance Sheets
September 30, 2019 and December 31, 2018
(Unaudited)

	September 30,	December 31,
	2019	2018
Assets
Cash and due from banks	$4,053,800	$2,416,568
Interest bearing deposits	6,627,649	6,013,890
Total cash and cash equivalents	10,681,449	8,430,458
Time deposits	3,736,000	250,000
Federal funds sold	3,947,000	5,663,000
Securities available for sale	24,089,350	25,533,767
Loans, net of allowance for loan losses of $2,774,442 and $2,627,738 at September 30, 2019 and December 31, 2018, respectively	243,244,687	235,926,419
Loans held for sale	1,571,495	-
Premises and equipment, net	6,564,106	6,621,080
Accrued interest receivable	800,805	824,542
Foreclosed real estate	196,000	-
Deferred tax assets	1,779,082	1,898,141
Cash value of life insurance	2,376,864	2,341,453
Goodwill	649,869	649,869
Core deposit intangible	184,500	228,000
Other assets	4,392,723	4,469,350
Total assets	$304,213,930	$292,836,079
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$13,798,606	$14,057,719
Interest bearing	225,967,615	209,390,810
Total deposits	239,766,221	223,448,529
Accrued interest payable	10,068	5,648
FHLB advances	10,078,727	12,087,152
Other liabilities	4,022,383	4,470,384
Total liabilities	253,877,399	240,011,713

Stockholders' Equity
Common stock, $.01 par value, 12,000,000 shares authorized; 3,170,554 and 3,358,922 shares issued at September 30, 2019 and December 31, 2018, respectively	31,705	33,589
Additional paid-in-capital	32,976,828	35,579,606
Retained earnings	18,477,320	18,859,232
Unallocated ESOP shares	(1,443,104)	(1,576,616)
Unallocated management recognition plan shares	(32,962)	(40,361)
Accumulated other comprehensive income (loss)	326,744	(31,084)
Total stockholders' equity	50,336,531	52,824,366
Total liabilities and stockholders' equity	$304,213,930	$292,836,079

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2019 and 2018
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Interest and dividend income:
Interest and fees on loans	$2,878,874	$2,596,019	$8,591,812	$7,541,652
Securities:
Residential mortgage-backed and related securities	67,217	67,156	223,536	205,975
State and municipal securities	101,169	102,269	299,190	305,920
Dividends on non-marketable equity securities	6,387	5,079	19,098	14,473
Interest-bearing deposits	81,905	30,516	181,452	75,864
Total interest and dividend income	3,135,552	2,801,039	9,315,088	8,143,884
Interest expense:
Deposits	774,630	454,352	2,055,165	1,187,481
Borrowings	68,413	46,584	209,559	143,129
Total interest expense	843,043	500,936	2,264,724	1,330,610
Net interest income	2,292,509	2,300,103	7,050,364	6,813,274
Provision for loan losses	105,000	65,000	405,000	377,500
Net interest income after provision for loan losses	2,187,509	2,235,103	6,645,364	6,435,774
Other income:
Gain on sale of loans	370,387	155,656	628,678	464,527
Gain/(Loss) on sale of foreclosed real estate, net	-	59,511	-	99,108
Loan origination and servicing income	291,677	244,351	646,068	615,369
Origination of mortgage servicing rights, net of amortization	111,316	4,124	98,581	26,977
Customer service fees	129,831	135,710	370,776	384,717
Increase in cash surrender value of life insurance	11,565	11,986	35,411	35,621
Gain/(Loss) on sale of repossessed assets, net	4,182	5,166	11,978	4,928
Other	42,532	23,973	88,478	72,607
Total other income	961,490	640,477	1,879,970	1,703,854
Other expenses:
Salaries and employee benefits	1,393,099	1,139,592	3,679,948	3,255,532
Directors fees	43,000	43,000	129,000	137,750
Occupancy	171,352	159,892	499,362	494,353
Deposit insurance premium	2,000	17,107	33,565	49,933
Legal and professional services	105,469	89,623	303,402	279,273
Data processing	186,462	169,316	521,905	485,210
Loan expense	201,404	189,814	538,439	552,483
Valuation adjustments and expenses on foreclosed real estate	20,418	4,465	32,421	25,265
Other	302,536	280,830	901,287	957,569
Total other expenses	2,425,740	2,093,639	6,639,329	6,237,368
Income before income tax expense	723,259	781,941	1,886,005	1,902,260
Income tax expense	178,343	191,798	506,407	476,662
Net income	$544,916	$590,143	$1,379,598	$1,425,598
Basic earnings per share	$0.18	$0.18	$0.44	$0.44
Diluted earnings per share	$0.18	$0.18	$0.44	$0.44
Dividends per share	$0.063	$0.05	$0.563	$0.215

Ottawa Bancorp, Inc. & Subsidiary
Selected Financial Data and Ratios
(Unaudited)

	At September 30,	At December 31,
	2019	2018
	(In thousands, except per share data)
Financial Condition Data:
Total Assets	$304,214	$292,836
Loans, net (1)	243,245	235,926
Securities available for sale	24,089	25,534
Deposits	239,766	223,449
Stockholders' Equity	50,337	52,824
Book Value per common share	$15.88	$15.73
Tangible Book Value per common share (2)	$15.61	$15.47
(1) Net of loans in process, deferred loan (cost) fees and allowance for loan losses.
(2) Non-GAAP measure. Excludes goodwill and core deposit intangible.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In thousands, except per share data)		(In thousands, except per share data)
Operations Data:
Total interest and dividend income	$3,136	$2,801	$9,315	$8,144
Total interest expense	843	501	2,265	1,331
Net interest income	2,293	2,300	7,050	6,813
Provision for loan losses	105	65	405	377
Total other income	961	640	1,880	1,704
Total other expense	2,426	2,093	6,639	6,238
Income tax expense	178	192	506	477
Net income	$545	$590	$1,380	$1,425
Basic earnings per share	$0.18	$0.18	$0.44	$0.44
Diluted earnings per share	$0.18	$0.18	$0.44	$0.44
Dividends per share	$0.063	$0.05	$0.559	$0.215

	At or for the		At or for the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Performance Ratios:
Return on average assets (5)	0.72%	0.86%	0.63%	0.70%
Return on average stockholders' equity (5)	3.70	4.48	3.13	3.61
Average stockholders' equity to average assets	19.56	19.20	19.97	19.55
Stockholders' equity to total assets at end of period	16.55	18.96	16.55	18.96
Net interest rate spread (1) (5)	3.01	3.43	3.19	3.47
Net interest margin (2) (5)	3.25	3.62	3.43	3.63
Average interest-earning assets to average interest-bearing liabilities	120.57	123.44	121.92	123.66
Other expense to average assets	0.80	0.76	2.26	2.32
Efficiency ratio (3)	74.55	71.23	74.34	73.27
Dividend payout ratio	35.00	27.78	127.95	48.86

	At or for the	At or for the
	Nine Months Ended	Twelve Months Ended
	September 30,	December 31,
	2019	2018
	(unaudited)
Regulatory Capital Ratios (4):
Total risk-based capital (to risk-weighted assets)	21.59%	21.08%
Tier 1 core capital (to risk-weighted assets)	20.34	19.88
Common equity Tier 1 (to risk-weighted assets)	20.34	19.88
Tier 1 leverage (to adjusted total assets)	15.14	15.16
Asset Quality Ratios:
Net charge-offs to average gross loans outstanding (5)	0.32	0.16
Allowance for loan losses to gross loans outstanding	1.13	1.10
Non-performing loans to gross loans (6)	0.80	0.63
Non-performing assets to total assets (6)	0.73	0.54
Other Data:
Number of full-service offices	3	3

(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of funds on average interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents total other expenses divided by the sum of net interest income and total other income.
(4) Ratios are for Ottawa Savings Bank.
(5) Annualized.

(6) Non-performing assets consist of non-performing loans, foreclosed real estate, and other foreclosed assets. Non-performing loans consist of all loans 90 days or more past due and all loans no longer accruing interest.